Exhibit 12.1



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                                               PRG-Schultz International, Inc.
                                               Statement Re: Computation of Ratios


                                                                                                                 Six Months
                                                                                                                      Ended
                                                                      Years ended December 31,                     June 30,
                                                        2001       2002         2003        2004         2005          2006
                                                 ------------- ----------- ------------ ----------- ----------- ------------
 Fixed Charges:
       Interest expense (including amortization
           related to indebtedness)                    9,403      9,934        9,520       9,142        8,936         6,812
       Loss on financial restructuring                                                                               10,129

       Estimated portion of rent expense
           representative of interest                  1,170      2,010        1,925       1,680        1,720           797

       Dividends on mandatorily redeemable                                                                              370
           preferred stock

                                                 ---------------------------------------------------------------------------
                FIXED CHARGES                         10,573     11,944       11,445      10,822       10,656        18,108
                                                 ---------------------------------------------------------------------------


 Earnings:
       Earnings (loss) from continuing
           operations before income taxes
           and discontinued operations
                                                       4,246     40,747     (197,853)        629     (204,694)      (12,214)

       Add back : Fixed charges                       10,573     11,944       11,445      10,822       10,656        18,108

       Less: Dividends on mandatorily
           redeemable preferred stock                                                                                  (370)

                                                 ---------------------------------------------------------------------------
                EARNINGS                              14,819     52,691     (186,408)     11,451     (194,038)        5,524
                                                 ---------------------------------------------------------------------------


 RATIO (EARNINGS / FIXED CHARGES)                        1.4        4.4        (16.3)        1.1        (18.2)          0.3

 DEFICIENCY (if less than 1.0)                                              (197,853)                (204,694)      (12,584)

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